Exhibit 99.1

CCC Intelligent Solutions Holdings Inc. Announces Redemption of Warrants

CHICAGO – November 29, 2021 – CCC Intelligent Solutions Holdings Inc. (the “Company”) (NYSE: CCCS) today announced that the Company will redeem all of its outstanding Warrants (other than Private Placement Warrants held by the Sponsor or its Permitted Transferees through and including the Redemption Date) (in each case, as defined in the Warrant Agreement) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated as of August 13, 2020 by and between the Company (f/k/a Dragoneer Growth Opportunities Corp.) and Continental Stock Transfer & Trust Company (the “Warrant Agent”), for a redemption price of $0.10 per Warrant (the “Redemption Price”), that remain outstanding at 5:00 p.m. New York City time on December 29, 2021 (the “Redemption Date”).

The Warrants may be exercised by the holders thereof until 5:00 p.m. New York City time on the Redemption Date to purchase shares of Common Stock underlying such Warrants. As the Reference Value is less than $18.00 per share, payment upon exercise of the Warrants may be made either (i) in cash, at an exercise price of $11.50 per share of Common Stock or (ii) on a “cashless basis” in which the exercising holder will receive a number of shares of Common Stock to be determined in accordance with the terms of the Warrant Agreement and based on the Redemption Date and the volume weighted average price (the “Redemption Fair Market Value”) of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of redemption is sent to holders of Warrants.

The number of shares of Common Stock that each exercising warrant holder will receive by virtue of the make-whole cashless exercise (instead of paying the $11.50 per Warrant cash exercise price) was calculated in accordance with the terms of the Warrant Agreement with reference to the table set forth in Section 6.2 of the Warrant Agreements based on the fair market value of the shares of Common Stock and length of time to the applicable expiration of the Warrants. If any holder of Warrants would, after taking into account all of such holder’s Warrants exercised at one time, be entitled to receive a fractional interest in a share of Common Stock, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares.

The Company understands from the New York Stock Exchange that December 28, 2021, the trading day prior to the Redemption Date, will be the last day on which the Warrants will be traded on the New York Stock Exchange.

Evercore is acting as financial advisor to the Company in connection with the Warrant redemption.

None of the Company, its board of directors or employees has made or is making any representation or recommendation to any holder of the Warrants as to whether to exercise, whether on a cash or cashless basis, or refrain from exercising any Warrants.

Issuance of the shares of Common Stock underlying the Warrants has been registered by the Company under the Securities Act of 1933, as amended, and is covered by a registration statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-259142). Exercise of Warrants held in “street name” should be directed through the broker of the warrant holder. In addition to the broker, questions may also be directed to Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004, Attention: Compliance Department, Telephone Number (212) 509-4000 or to Morrow Sodali at (800) 662-5200 (toll-free in North America), +1 (203) 658-9400 (outside of North America) or by email at CCCS@info.morrowsodali.com.

Additional information can be found on the Company’s Investor Relations website: https://ir.cccis.com/.

About CCC Intelligent Solutions

CCC Intelligent Solutions Inc. (CCC), a subsidiary of CCC Intelligent Solutions Holdings Inc. (NYSE: CCCS), is a leading SaaS platform for the multi-trillion-dollar P&C insurance economy powering operations for insurers, repairers, automakers, part suppliers, lenders, and more. CCC cloud technology connects more than 30,000 businesses digitizing mission-critical workflows, commerce, and customer experiences. A trusted leader in AI, IoT, customer experience, network and workflow management, CCC delivers innovations that keep people’s lives moving forward when it matters most. Learn more about CCC at www.cccis.com.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding the Company’s expectations and timing related to the redemption of its Warrants. Such differences may be material. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including, among others, competition, including technological advances and new products marketed by competitors; changes to applicable laws and regulations; capital requirements and other risks and uncertainties, including those included under the header “Risk Factors” in the definitive proxy statement/prospectus filed by Dragoneer Growth Opportunities Corp. with the Securities and Exchange Commission (“SEC”) on July 6, 2021, which can be obtained, without charge, at the SEC’s website (www.sec.gov). The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Investor Contact:

Brian Denyeau

ICR, LLC

646-277-1251

IR@cccis.com

Media Contact:

Michelle Hellyar

Director Public Relations, CCC Intelligent Solutions Inc.

mhellyar@cccis.com